As filed with the Securities and Exchange Commission on November 22, 2023

Registration No. 333 -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LINKBANCORP, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	6022	82-5130531
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1250 Camp Hill Bypass

Suite 202

Camp Hill, PA 17011

(855) 569-2265

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Andrew Samuel

Chief Executive Officer

LINKBANCORP, Inc.

1250 Camp Hill Bypass

Suite 202

Camp Hill, PA 17011

(855) 569-2265

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Benjamin M. Azoff, Esq. Gregory M. Sobczak, Esq. Luse Gorman, PC 5335 Wisconsin Avenue, N.W., Suite 780 Washington, D.C. 20015 (202) 274-2000	John W. Breda President and Chief Executive Officer Partners Bancorp 2245 Northwood Drive Salisbury, Maryland 21801 (410) 548-1100	Seth A. Winter, Esq. Gregory F. Parisi, Esq. Troutman Pepper Hamilton Sanders LLP 1001 Haxall Point Richmond, Virginia 23219 (804) 697-1200

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement and the satisfaction or waiver of all other conditions under the Agreement and Plan of Merger described herein.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ 333-271516

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act of 1934, as amended.

Large Accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third Party Tender Offer)  ☐

This registration statement will become effective automatically upon filing with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

Pursuant to its Registration Statement on Form S-4 (Registration No. 333-271516) (the “Prior Registration Statement”), which was declared effective on May 12, 2023, LINKBANCORP, Inc., a Pennsylvania corporation (the “Company”) registered an aggregate of 20,948,972 shares of its common stock, $0.01 par value per share (the “Common Stock”) and paid an aggregate fee of $15,719. The Company is filing this Registration Statement on Form S-4 pursuant to General Instruction K to Form S-4 and Rule 462(b) under the Securities Act of 1933, as amended, solely to register an additional 32,168 shares of Common Stock for issuance in connection with the consummation of the merger contemplated by the Agreement and Plan of Merger, dated February 22, 2023, by and between the Company and Partners Bancorp, a Maryland corporation (“Partners”), due to an increased maximum amount of shares of Partners common stock outstanding at consummation of the merger related to restricted stock awards granted by Partners prior to the closing of the merger.

STATEMENT OF INCORPORATION BY REFERENCE

This Registration Statement incorporates by reference the contents of the Prior Registration Statement, including all amendments, supplements and exhibits thereto. Additional opinions and consents required to be filed with this Registration Statement are listed on the Exhibit Index included with this Registration Statement and filed herewith.

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

5.1*	Opinion of Luse Gorman, PC

23.1*	Consent of Luse Gorman, PC (included in Exhibit 5.1)

23.2*	Consent of S.R. Snodgrass, P.C.

23.3*	Consent of Yount, Hyde & Barbour, P.C.

24.1**	Power of Attorney

107*	Calculation of Filing Fee

*	Filed herewith.

**	Filed as Exhibit 24.1 to the Company’s Registration Statement on Form S-4 (File No. 333-271516), as amended, initially filed with the Securities and Exchange Commission on April 28, 2023.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Camp Hill, Commonwealth of Pennsylvania, on the 22nd day of November, 2023.

LINKBANCORP, INC.

By:	/s/ Andrew Samuel
Andrew Samuel Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on November 22, 2023.

Signatures	Title

/s/ Andrew Samuel Andrew Samuel	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Kristofer Paul Kristofer Paul	Chief Financial Officer (Principal Financial and Accounting Officer)

* Jennifer Delaye	Director

* Anson Flake	Director

* George Parmer	Director

* Debra Pierson	Director

* Diane Poillon	Director

* William Pommerening	Director

* Brent Smith	Executive Vice President and Director

* Joseph C. Michetti, Jr.	Chairman of the Board

* Kristen Snyder	Director

* David Koppenhaver	Director

* Steven Tressler	Director

* William Jones	Director

*

Andrew Samuel, by signing his name hereto, signs this Registration Statement on behalf of the directors of the registrant above in front of whose name an asterisk appears pursuant to powers of attorney duly executed by such directors and previously filed with the Securities and Exchange Commission.

By:	/s/ Andrew Samuel
Name:	Andrew Samuel
Title:	Attorney-in-fact